Exhibit (a)(5)(cxv)

R. HEWITT PATE

Assistant Attorney General

J. BRUCE McDONALD

Deputy Assistant Attorney General

United States Department of Justice

Antitrust Division

RENATA B. HESSE, Chief

CA Bar No. 148425

N. SCOTT SACKS, Assistant Chief

CLAUDE F. SCOTT, JR., Trial Attorney

United States Department of Justice

Antitrust Division

Networks & Technology Enforcement Section

600 E Street NW, Suite 9500

Washington, DC 20530

Telephone: (202) 307-6200

Facsimile: (202) 616-8544

PHILLIP H. WARREN, Chief

CA Bar No. 89744

PAMELA P. COLE

CA Bar No. 208286

PHILLIP R. MALONE

CA Bar No. 163969

Trial Attorneys

United States Department of Justice

Antitrust Division

450 Golden Gate Ave., Room 10-0101

San Francisco, CA 94102

Telephone: (415) 436-6660

Facsimile: (415) 436-6687

Counsel for Plaintiff United States of America

Complaint — Page 1

GREG ABBOTT, Attorney General

BARRY R. McBEE, First Assistant Attorney General

EDWARD D. BURBACH, Deputy Attorney General for Litigation

MARK TOBEY, Assistant Attorney General

    Chief, Antitrust and Civil Medicaid Fraud Division

KIM VAN WINKLE, Assistant Attorney General

Office of the Attorney General

P. O. Box 12548

Austin, Texas 78711-2548

Telephone: (512) 463-2185

Facsimile: (512) 320-0975

Counsel for Plaintiff State of Texas

MARK J. BENNETT, Attorney General

Department of the Attorney General

425 Queen Street

Honolulu, Hawaii 96813

Telephone: (808) 586-1282

Facsimile: (808) 586-1239

Counsel for Plaintiff State of Hawaii

J. JOSEPH CURRAN, JR., Attorney General

ELLEN S. COOPER, Assistant Attorney General

    Chief

ALAN M. BARR, Assistant Attorney General

    Assistant Chief

JOHN R. TENNIS, Assistant Attorney General

GARY HONICK, Assistant Attorney General

Antitrust Division

200 St. Paul Place, 19th Floor

Baltimore, MD 21202

Telephone: (410) 576-6470

Facsimile: (410) 576-7830

Counsel for Plaintiff State of Maryland

THOMAS F. REILLY, Attorney General

TIMOTHY E. MORAN, Assistant Attorney General

Consumer Protection and Antitrust Division

One Ashburton Place

Boston, MA 02108

Telephone: (617) 727-2200, ext. 2516

Facsimile: (617) 727-5765

Complaint — Page 2

Counsel for Plaintiff The Commonwealth of Massachusetts

MIKE HATCH, Attorney General

KRISTEN M. OLSEN, Assistant Attorney General

445 Minnesota Street, Suite 1200

St. Paul, Minnesota 55101-2130

Telephone: (651) 296-2921

Facsimile: (651) 296-1410

Counsel for Plaintiff State of Minnesota

ELIOT SPITZER, Attorney General

JAY L. HIMES, Chief, Antitrust Bureau

Office of the Attorney General of New York

120 Broadway, 26th Floor

New York, NY 10271

Telephone: (212) 416-8282

Facsimile: (212) 416-6015

Counsel for Plaintiff State of New York

WAYNE STENEHJEM, Attorney General

TODD A. SATTLER, Assistant Attorney General

Consumer Protection and Antitrust Division

600 E. Boulevard Ave., Dept. 125

Bismark, ND 58505-0040

Telephone: (701) 328-2811

Facsimile: (701) 328-3535

Counsel for Plaintiff State of North Dakota

Complaint — Page 3

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

UNITED STATES OF AMERICA,
STATE OF TEXAS, STATE OF HAWAII,
STATE OF MARYLAND,
COMMONWEALTH OF MASSACHUSETTS,	Case No.: C 04 0807 (JCS)
STATE OF MINNESOTA, STATE OF
NEW YORK, and STATE OF	E-filed: 02/26/2004
NORTH DAKOTA,

Plaintiffs,

v.

ORACLE CORPORATION,

Defendant.

COMPLAINT

Complaint — Page 4

The United States of America, acting under the direction of the Attorney General of the United States, and the State of Texas, the State of Hawaii, the State of Maryland, the Commonwealth of Massachusetts, the State of Minnesota, the State of New York, and the State of North Dakota, acting under the direction of their respective Attorneys General (“Plaintiff States”), bring this civil action to enjoin permanently the proposed acquisition by Oracle Corporation (“Oracle”) of PeopleSoft, Inc., (“PeopleSoft”), pursuant to Oracle’s proposed acquisition of PeopleSoft. The United States and the Plaintiff States allege as follows:

1.  Unless it is enjoined, Oracle’s proposed acquisition of PeopleSoft will substantially increase already high concentration among vendors that sell high function Human Resource Management (HRM) software and high function Financial Management Services (FMS) software purchased by organizations for use in the United States and abroad. More specifically, the proposed transaction will eliminate aggressive head-to-head competition between Oracle and PeopleSoft, in violation of Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18. Such a reduction in competition is likely to result in higher prices, less innovation and decreased support for these high function integrated software applications.

I.  JURISDICTION AND VENUE

2.  This complaint is filed and this action is instituted under Section 15 of the Clayton Act, as amended, 15 U.S.C. § 25, to prevent and restrain the defendant from violating Section 7 of the Clayton Act, as amended, 15 U.S.C. § 18.

3.  The Plaintiff States bring this action under Section 16 of the Clayton Act, 15 U.S.C. § 26, to prevent and restrain the violation by defendants of Section 7 of the Clayton Act, as amended 15 U.S.C. § 18. The Plaintiff States bring this suit pursuant to their statutory, equitable and/or common law powers as common law parens patriae on behalf of their respective states’ business and property, citizens, general welfare and economies. Many of the states also represent governmental entities in their proprietary capacities, which may include state

Complaint — Page 5

departments, bureaus, agencies and political subdivisions that have purchased or are likely future purchasers of high-function HRM and FMS software. This proposed acquisition threatens loss or damage to the business or property, as well as the general welfare and economies, of each of the Plaintiff States, and to the citizens of each of the Plaintiff States. Plaintiff States’ governmental entities and their citizens will be subject to a continuing and substantial threat of irreparable injury to their business or property, and to the general welfare and economy, and to competition, in their States unless the defendant is enjoined from carrying out this proposed acquisition.

4.  The defendant is engaged in interstate commerce and in activities substantially affecting interstate commerce. The defendant sells its products throughout the United States. Oracle’s sales in the United States, and in each of the Plaintiff States, represent a regular, continuous and substantial flow of interstate commerce, and have had a substantial effect upon interstate commerce as well as commerce with and in each of the Plaintiff States. This Court has subject matter jurisdiction over this action, and jurisdiction over the defendant, pursuant to Sections 12, 15 and 16 of the Clayton Act, 15 U.S.C. §§ 22, 25 and 26, and 28 U.S.C. §§ 1331, 1337(a) and 1345.

5.  The defendant transacts business and is found within the Northern District of California. Venue is proper in this District under 15 U.S.C. § 22 and 28 U.S.C. § 1391(c).

6.  Intradistrict Assignment: Oracle Corporation’s worldwide headquarters is located in San Mateo County, California. Pursuant to Civil Local Rule 3-2, all civil actions arising in San Mateo County shall be assigned to the San Francisco Division or the Oakland Division of the United States District Court for the Northern District of California.

II.  PARTIES TO THE PROPOSED MERGER

7.  Oracle is a Delaware corporation with its principal executive office in Redwood City, California. Oracle provides organizations with database technology, enterprise software applications and related consulting services, in the United States and abroad. In 2003, Oracle earned over $9 billion in revenues, including over $2 billion of revenues related to enterprise software applications.

Complaint — Page 6

8.  PeopleSoft is a Delaware Corporation with its principal executive office in Pleasanton, California. PeopleSoft provides organizations with enterprise software applications and offers related consulting services in the United States and abroad. PeopleSoft earned over $2 billion in revenues in 2003, comprised entirely of enterprise software applications-related revenues.

III.  BACKGROUND

9.  In today’s global economy, the ability to reduce the costs inherent in running an organization is vital to an organization’s success. Most organizations (including corporations, federal, state, and local government agencies, and non-profit organizations) automate their financial management and human resource functions in order to provide better products and services to their customers or constituencies and to enhance shareholder and taxpayer value through more efficient operations. The software used to accomplish these tasks varies greatly depending on the needs of the customer. For example, while a small business’ needs may be met by simple retail PC-based software (often referred to as an “off the shelf” solution), a large corporation may require a multi-million dollar software solution that is configured to the organization’s needs and can perform these important functions seamlessly and simultaneously across multiple divisions or subsidiaries, multiple lines of business, and multiple legal jurisdictions. Customers with requirements for a product that can support such a multifaceted organization typically invest significant resources into identifying, purchasing and implementing software solutions that can be configured to meet the requirements of the individual organization. As described in more detail below, customers with the most demanding requirements typically find that the set of vendors that can meet their requirements is limited to Oracle, PeopleSoft and one other firm, Germany’s SAP AG.

Complaint — Page 7

10.  There is a variety of enterprise software products that organizations use to automate different types of business functions. Among others, enterprise software can be used to (1) manage employees through HRM software and (2) maintain financial records through FMS software.

11.  Some organizations, while requiring enterprise software with deeper functionality than that provided by “off the shelf” PC-based software, still have relatively straightforward, simple business processes and data processing and reporting requirements. Enterprise software vendors often refer to these organizations as the “mid-market” or “general business market.”

12.  While enterprise software products that serve the “mid-market” or “general business market” often must be professionally installed and maintained, they are relatively inexpensive. These products have limited capacity to support customers with diverse operations such as multiple geographic locations, distinct legal entities or business units within the organization, or numerous lines of business. As these products have a limited set of configuration options, the implementation costs associated with this software are comparatively modest.

13.  While “off the shelf” and “mid-market” solutions are used for the simpler application needs of most organizations, many customers, due to their internal structure and unique administrative processes, must also invest in higher function products. These higher function products have the capability to support the unique requirements of each customer across diverse and multi-faceted organizations.

14.  Customers with high-level functional needs (“enterprise customers”) require products (“high-function enterprise software”) that can support their ongoing business processes and reporting requirements that may stretch across multiple jurisdictions (often requiring support for foreign languages and reporting requirements), multiple legal entities or divisions within the organization and multiple lines of business. These products must have the scale and flexibility to support thousands of simultaneous users and many tens of thousands of simultaneous transactions, and the ability to integrate seamlessly into bundles or “suites” of associated HRM and FMS functions. Most importantly, these products must have the flexibility through configuration options or other means to be matched to the administrative and reporting processes of each unique customer.

Complaint — Page 8

15.  Vendor characteristics are also important to enterprise customers when identifying their supplier options. Enterprise customers demand a product that has a wide range of functional options available so that they have the option of purchasing additional functional modules to expand the automation of their business or governmental processes. Enterprise customers also expect periodic updates, for example, keeping the software current regarding local tax and employment laws in every state and country in which they operate. In addition, enterprise customers purchase ongoing maintenance and support. In return, enterprise customers expect 24-hour technical support to be available to them in every country in which they operate. Consequently, enterprise customers will not consider a vendor that lacks the resources necessary to provide continuous technical support and to continuously enhance and expand the functional footprint of its products throughout their long lifecycles.

16.  As integrated suites of HRM and FMS functions have been developed, organizations have recognized the benefits of acquiring these solutions through products that permit the integration of associated functions from a single vendor.

17.  Understandably, enterprise customers are generally unwilling to consider high function enterprise software unless it has been successfully implemented by other similarly-situated customers (i.e., organizations of the same industry or governmental type with similarly complex functional needs). An organization’s ability to manage its human resource and financial management information is fundamental to its ability to operate. In addition, these complex and comprehensive solutions are typically more expensive to license and maintain and more difficult to implement than other software products. Consequently, the availability of satisfied referral customers is a prerequisite for many organizations to consider a vendor’s software product.

Complaint — Page 9

18.  Organizations purchasing high-function enterprise software typically go through an extensive procurement process by which they determine whether they need high-function enterprise software to meet their needs and identify their preferred vendors. The procurement process for enterprise customers can last from six to eighteen months and involves extensive communications with the software vendors and often third-party consultants hired by the customer.

19.  Enterprise customers normally initiate the procurement process by performing a detailed assessment of their functional requirements, which are generally shared with potential suppliers. Based on the vendor responses and follow-up discussions, enterprise customers, often with the assistance of consulting firms, identify those vendors that can potentially meet the enterprise customer’s needs and vendors with the capability to supply support, maintenance and upgrades over the life of the product.

20.  To ensure that they obtain the product that most closely fits their needs, enterprise customers provide the vendors with detailed descriptions of their functional requirements. Enterprise customers meet frequently with vendors under consideration and share detailed information regarding their requirements, the internal processes to be supported, the customer’s hardware and database platforms and other information relevant to the customer’s needs. As the procurement process proceeds, enterprise customers typically ask the vendors still under consideration to demonstrate their software. The vendors must establish that their software can be tailored to support the customer’s specific business processes, primarily through configuration options built into the software code. Vendors typically know which other firms they are competing against, based on information developed during the lengthy procurement process. Often customers identify competing vendors and the prices that they are offering in an effort to encourage price competition.

21.  Vendors compete against one another to offer a solution with the lowest total cost of ownership. The total cost of ownership includes, among other things, the license fee, maintenance fee, and cost of implementing the software. The identity of the competitors in each sale and their relative ability to meet the prospective customer’s functional needs are key factors in the vendor’s pricing decision.

Complaint — Page 10

22.  While using different proxies to describe customers that require high-function enterprise software (such as volume of revenue and number of users), industry analysts recognize the existence of this group and that the vendors who have the products and other characteristics to satisfy this group are Oracle, PeopleSoft and SAP. For example, in 2002, when Charles Phillips, currently the Co-President of Oracle, worked as an industry analyst for Morgan Stanley, he issued a report that stated:

[T]he back-office applications market for global companies is dominated by an oligopoly comprised of SAP, PeopleSoft, and Oracle. The market is down to three viable suppliers who will help re-automate the back office business processes for global enterprises for years to come . . . . PeopleSoft has made it into an elite club of critical enterprise software suppliers–those with thousands of customers relying on the company for mission critical functions.

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IV.  TRADE AND COMMERCE: RELEVANT PRODUCT AND GEOGRAPHIC MARKETS

23.  The products affected by the proposed merger are:

(a)  Human Resource Management (HRM) software and accompanying services that can be integrated into suites of associated functions from a single vendor with performance characteristics that meet the demands of multifaceted organizations with high-level functional needs (“high-function HRM software”); and

Complaint — Page 11

(b)  Financial Management Services (FMS) software and accompanying services that can be integrated into suites of associated functions from a single vendor with performance characteristics that meet the demands of multifaceted organizations with high-level functional needs (“high function FMS software”).

24.  High function HRM and high function FMS software are lines of commerce and distinct markets under Section 7 of the Clayton Act.

25.  Each enterprise customer that needs high function HRM software solutions and high function FMS software solutions to satisfy its functional requirements has a unique end use for these products. The purchase of the relevant products is conducted through a procurement process that demonstrates that the software can be configured to meet the unique end use of the individual customer. The price of the software is set based on the circumstances presented by each transaction, and vendors can price discriminate against individual customers. Other means to support human resources and financial management functions are not sufficiently substitutable for enterprise customers to discipline a small but significant increase in the price for high function HRM and FMS software.

26.  Oracle, PeopleSoft and SAP sell HRM and FMS software throughout the United States and the world. The United States is a relevant geographic market within the meaning of Section 7 of the Clayton Act.

V.  MARKET STRUCTURE AND COMPETITIVE EFFECTS

27.  The markets for high function HRM and FMS software are highly concentrated and the proposed purchase of PeopleSoft by Oracle would substantially increase concentration. The proposed purchase of PeopleSoft would reduce from three to two the number of firms that compete in the development and sale of these products.

28.  The customers harmed by this transaction are enterprise customers, i.e. organizations with functional requirements met only by high-function HRM and FMS software, that purchase these products through a procurement process like that described above. Many customers that will be harmed by this merger are identifiable by their reliance on the “Big 5” consulting firms in selecting and often implementing the software they purchase.

Complaint — Page 12

29.  The possibility of losing the bid forces Oracle to offer customers a product that meets the customers’ functional requirements as closely as possible and at the lowest possible total cost of ownership, subject to Oracle’s cost of providing the product. Oracle and PeopleSoft constrain one another’s pricing and routinely compete to win customers by offering deep license and maintenance discounts, striving to satisfy customers’ unique requirements better than the other, reducing customers’ implementation costs, and making other business concessions. In addition, both competitors track the products offered by the other and dedicate significant resources to adding product enhancements to match and hopefully surpass each other’s products.

30.  If this merger is permitted and PeopleSoft is eliminated as a competitor, Oracle’s incentive to offer deep license and maintenance discounts, to strive to best meet customers’ functional requirements, to reduce customers’ total cost of ownership, and to make other business concessions will be reduced. In the absence of continued competition from PeopleSoft, Oracle’s incentives to continue to innovate and upgrade its products in order to win additional customers, and to maintain its current customers, will be substantially reduced.

31.  The elimination of one of only three vendors of high-function enterprise software will likely result in higher prices. In addition, Oracle and PeopleSoft are the two best alternatives for a significant number of customers that do not view SAP to be a viable substitute.

32.  Current customers of Oracle and PeopleSoft will also be harmed by the proposed acquisition. Competition between Oracle and PeopleSoft has led to a high level of innovation and upgrades to each company’s products. Oracle will no longer have the incentive to innovate in order to differentiate itself from PeopleSoft. Further, these customers benefit from competition between Oracle and PeopleSoft when purchasing additional products and services. Consequently, enterprise customers within the current installed customer bases of Oracle and PeopleSoft will likely suffer harm if the merger is permitted. The Plaintiff States’ governmental entities, general welfare, economies and citizens will be injured by reason of the resulting substantial lessening of competition.

Complaint — Page 13

VI.  LACK OF COUNTERVAILING FACTORS

33.  Entry or expansion will not be timely, likely, or sufficient to undo the competitive harm that will likely result from the proposed merger.

34.  There are high barriers to entry or expansion into the markets for high function HRM software and high function FMS software. The barriers include the high cost to research and develop competing products, the time needed to develop these products and the need for a direct sales and marketing force.

35.  In addition, new entrants lacking high quality reference customers for their products would find it difficult to persuade customers to incur the investment and risk associated with acquiring an untested product to support the customers’ most fundamental business processes and data.

36.  Although Oracle asserts that the merger would produce substantial efficiencies, it cannot demonstrate merger-specific and cognizable efficiencies that would be sufficient to offset the merger’s anticompetitive effects.

VII.  VIOLATION ALLEGED

37.  The United States and the Plaintiff States hereby incorporate paragraphs 1 through 36.

38.  Pursuant to its public tender offer, Oracle plans to purchase PeopleSoft.

39.  The effect of the proposed acquisition of PeopleSoft by Oracle would be to lessen competition substantially in interstate trade and commerce in violation of Section 7 of the Clayton Act, 15 U.S.C. §18.

40.  The transaction would likely have the following effects, among others:

(a)  competition in the development, provision, sale and support of high function HRM software and high function FMS software in the relevant product and geographic markets would be eliminated or substantially lessened;

Complaint — Page 14

(b)  actual and future competition between Oracle and PeopleSoft, and between these companies and others, in the development, provision, sale and support of high function HRM software and high function FMS software would be eliminated or substantially lessened;

(c)  prices for high function HRM software and high function FMS software would likely increase to levels above those that would prevail absent the merger;

(d)  innovation and quality of high function HRM software and high function FMS software would likely decrease to levels below those that would prevail absent the merger, and;

(e)  quality of support for high function HRM software and high function FMS software would likely decrease to levels below those that would prevail absent the merger.

Complaint — Page 15

VIII.  PRAYER FOR RELIEF

The United States and the Plaintiff States request that:

1.  The proposed acquisition be adjudged to violate Section 7 of the Clayton Act, 15 U.S.C. §18;

2.  Oracle be permanently enjoined and restrained from carrying out the proposed acquisition, or from entering into or carrying out any agreement, understanding, or plan by which Oracle would merge with or acquire PeopleSoft, its capital stock or any of its assets or control the PeopleSoft Board of Directors;

3.  The United States and the Plaintiff States be awarded costs of this action; and

4.  The United States and the Plaintiff States have such other relief as the Court may deem just and proper.

DATED: February 26, 2004

FOR PLAINTIFF UNITED STATES:

/s/

R. Hewitt Pate Assistant Attorney General

/s/

J. Bruce McDonald Deputy Assistant Attorney General

/s/

J. Robert Kramer II Director of Operations

/s/

Renata B. Hesse, Chief (Calif. Bar No. 148425) N. Scott Sacks, Assistant Chief Networks & Technology Enforcement Section

Respectfully submitted,

/s/

Claude F. Scott, Jr.

Trial Attorney U.S. Department of Justice

Antitrust Division Networks & Technology Enforcement Section 600 E Street, NW Suite 9500 Washington, DC 20530

(202) 307-6200

/s/

Phillip H. Warren

(Calif. Bar No. 89744)

Complaint — Page 16

/s/

Pamela Cole

(Calif. Bar No. 208286)

/s/

Phillip R. Malone

(Calif. Bar No. 163969)

Trial Attorneys U.S. Department of Justice

Antitrust Division San Francisco Field Office

450 Golden Gate Avenue

Room 10-0101, Box 36046

San Francisco, CA 94102

/s/

GREGG ABBOTT

Attorney General of Texas

BARRY R. McBEE

First Assistant Attorney General

Complaint — Page 17

EDWARD D. BURBACH

Deputy Attorney General for Litigation

MARK TOBEY

Assistant Attorney General

Chief, Antitrust and Civil Medicaid Fraud Division

KIM VAN WINKLE

Assistant Attorney General

Office of the Attorney General

P.O. Box 12548

Austin, Texas 78711-2548

512/463-2185

512/320-0975 (Facsimile)

/s/

Mark J. Bennett

Attorney General

State of Hawaii

J. JOSEPH CURRAN, JR.

Attorney General

DONNA HILL STATION

Deputy Attorney General

Complaint — Page 18

/s/

By: Ellen S. Cooper

Assistant Attorney General

Chief, Antitrust Division

(410) 576-6470

(410) 576-7830 (telecopy)

ecooper@oag.state.md.us

/s/

By: Alan M. Barr

Assistant Attorney General

Deputy Chief, Antitrust Division

(410) 576-6470

(410) 576-7830 (telecopy)

abarr@oag.state.md.us

/s/

By: John R. Tennis

Assistant Attorney General

Antitrust Division

(410) 576-6470

(410) 576-7830 (telecopy)

jtennis@oag.state.md.us

/s/

By: Gary Honick

Assistant Attorney General

Antitrust Division

200 St. Paul Place, 19th Floor

Baltimore, Maryland 21202

(410) 576-6470

(410) 576-7830 (telecopy)

ghonick@oag.state.md.us

FOR THE PLAINTIFF, THE COMMONWEALTH OF MASSACHUSETTS

Complaint — Page 19

THOMAS F. REILLY ATTORNEY GENERAL /s/ Timothy E. Moran, BBO# 638082 Assistant Attorney General Consumer Protection and Antitrust Division One Ashburton Place Boston, MA 02108 617-727-2200, ext. 2516

Respectfully submitted,

MIKE HATCH

Attorney General

State of Minnesota

/s/

KRISTEN M. OLSEN

Assistant Attorney General

Atty. Reg. No. 30489X

445 Minnesota Street, Suite 1200

St. Paul, Minnesota 55101-2130

(651) 296-2921 (Voice)

(651) 296-1410 (TTY)

ATTORNEYS FOR PLAINTIFF

STATE OF MINNESOTA

Complaint — Page 20

FOR THE PLAINTIFF STATE OF NEW YORK:

Eliot Spitzer

Attorney General

By:

/s/

Jay L. Himes

Chief, Antitrust Bureau

Office of the Attorney General of New York

120 Broadway, 26th Floor

New York, NY 10271

(212) 416-8282

STATE OF NORTH DAKOTA

WAYNE STENEHJEM

Attorney General

/s/

Todd A. Sattler

Assistant Attorney General

Consumer Protection and Antitrust Division

600 E. Boulevard Ave., Dept. 125

Bismark, ND 58505-0040

tel: (701) 328-2811

fax: (701) 328-3535

Complaint — Page 21

CERTIFICATE OF SERVICE

I hereby certify that on February 26, 2004, I caused a true and correct copy of the foregoing COMPLAINT to be served by courier to the following persons:

Daniel Cooperman, Senior VP/General Counsel/Secretary

Oracle Corporation

200 Oracle Parkway

Redwood Shores, California 94065

and by fax and overnight courier to:

James F. Rill, Esq.

John M. Taladay, Esq.

Jennifer Vassta, Esq.

Howrey Simon Arnold & White

1299 Pennsylvania Avenue, N.W.

Washington, DC 20004-2402

W. Stephen Smith, Esq.

Jonathan T. Linde, Esq.

Morrison & Foerster, LP

2000 Pennsylvania Avenue, N.W.

Washington, DC 20006-1888

Complaint — Page 22